Exhibit (h)(4)(i)

AMENDED SCHEDULE A

with respect to the

SHAREHOLDER SERVICES PLAN

for

ING MUTUAL FUNDS

CLASS O SHARES

ING Global Equity Dividend Fund

ING Global Real Estate Fund

ING Index Plus International Equity Fund1

[1]	ING Index Plus International Equity Fund Class O Shares effective on [November 9, 2007], contingent upon shareholder approval.